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                   Dalton, Greiner, Hartman, Maher & Co., LLC
                   ------------------------------------------

                                 Code of Ethics




















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                   DALTON, GREINER, HARTMAN, MAHER & CO., LLC
                   ------------------------------------------

                              CODE OF ETHICS MANUAL
                              ---------------------
                                DECEMBER 28, 2006
                                -----------------

                                  INTRODUCTION

The Securities & Exchange Commission (SEC) adopted Rule 204A-1, under the Investment Advisers Act of 1940, requiring all registered investment advisers to adopt a written code of ethics. The rule requires an adviser's code of ethics to set forth standards of conduct and require compliance with Federal securities laws.

The management of Dalton, Greiner, Hartman, Maher, & Co., LLC (the "Firm") has always been committed to maintaining the highest legal and ethical standards. These values are codified in the Firm's Code of Ethics (the "Code").

The Code sets out basic principles to guide the day-to-day business activities of all registered portfolio managers and other employees, officers and directors of Dalton, Greiner (the "Firm"). The overall policy underlying this Code is that the Firm expects that its directors, officers and employees ("Covered Persons") will follow the highest standards of honest conduct and business ethics in all aspects of their activities on behalf of the Firm and that they will not cheat, lie to or steal from the Firm, its members, clients, vendors or fellow directors, officers or employees. In addition, all Covered Persons are expected to comply with the spirit and letter of all applicable laws, regulations and Firm policies, and be sensitive to, and act appropriately in, situations that may give rise to actual as well as apparent conflicts of interest or violations of this Code.

This Code operates in conjunction with all other Firm policies and procedures. When this Code conflicts with another Firm policy or procedure, the more restrictive provision shall apply. This Code is not intended to cover every ethical issue that a Covered Person may confront while working for the Firm. Covered Persons are expected to use sound judgment and act in accordance with the highest ethical standards when confronted with ethical issues that are not covered by his Code and with all other Firm policies and procedures applicable to that's person's department.

All Covered Persons (including temporary employees) must familiarize themselves with the information, guidelines and procedures contained in this Manual. Any questions regarding these issues should be directed to the Firm's Chief Compliance Officer. As used in this Manual, "Chief Compliance Officer" shall refer to Thomas F. Gibson or his Designee.

The capitalized terms used in this Code are defined in Section S below.






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                                TABLE OF CONTENTS



A.   APPLICABILITY............................................................ 4
B.   COMPLIANCE WITH LAWS AND REGULATIONS..................................... 4
C.   CONFIDENTIAL INFORMATION................................................. 5
D.   PERSONAL SECURITIES TRANSACTIONS......................................... 7
E.   REPORTING AND ADDITIONAL COMPLIANCE PROCEDURES.......................... 10
F.   SANCTIONS............................................................... 11
G.   EXCEPTIONS.............................................................. 11
H.   PROHIBITIONS ON INSIDER TRADING......................................... 12
I.   CONFLICTS OF INTEREST................................................... 15
J.   GENERAL BUSINESS PRACTICES.............................................. 16
K.   FAIR DEALING............................................................ 17
L.   SAFEGUARDING ASSETS AND PROPERTY........................................ 17
M.   ACCURACY OF BOOKS AND RECORDS........................................... 18
N.   ACCURATE PUBLIC DISCLOSURE AND REPORTING................................ 18
O.   TREATMENT OF OTHERS..................................................... 19
P.   FRATERNIZATION.......................................................... 19
Q.   COMPLIANCE WITH THE CODE OF ETHICS...................................... 20
R.   RECORDKEEPING........................................................... 21
S.   FORM ADV PART II DISCLOSURE............................................. 21
T.   DEFINITIONS............................................................. 21
U.   EXHIBITS TO THE CODE.................................................... 25












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A.       APPLICABILITY

     (I) The Code applies to each of the following:

         1.   The Firm.

         2. Any officer or employee of the Firm or Affiliates of the Firm (as defined below) whose job regularly involves him or her in the investment process. This includes the formulation and making of investment recommendations and decisions, the purchase and sale of securities for the Firm's clients and the utilization of information about investment recommendations, decisions and trades. Due to the manner in which the Firm and the Affiliates of the Firm conduct their business, every employee should assume that he is subject to the Code unless the Chief Compliance Officer specifies otherwise.

         3. Any natural person who controls any of the Firm or Affiliates of the Firm, and who obtains information regarding the Firm's investment recommendations or decisions. However, a person whose control arises only as a result of his official position with such entity is excluded.

         4. Any officer, general partner or person performing a similar function for the Firm or Affiliates of the Firm even if he has no knowledge of and is not involved in the investment process.

         5. Non-interested directors will not have access to or means of access to non-public information about client transactions, portfolio holdings or the Firm's recommendations, without prior approval by the Chief Compliance Officer.


B.       COMPLIANCE WITH LAWS AND REGULATIONS

         The financial services industry is governed by numerous laws and regulations adopted by a variety of governments, government agencies, regulators and other entities. The Firm, as a participant in the financial services industry, is subject to many of these laws and regulations. Obeying both the letter and spirit of all applicable laws and regulations is critical to the Firm's ability to accomplish its objectives. In everything that they do on behalf of the Firm, Covered Persons must use care not to violate any law or regulation. Each
         Covered Person is responsible to know, understand and follow the law and regulations that apply to his or her responsibilities on behalf of the Firm. While no Covered Person is expected to be an expert on all applicable laws and regulations, they are expected to know the laws and regulations well enough to recognize when an issue arises and to seek the advice of the Firm's Compliance Department.



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C.       CONFIDENTIAL INFORMATION

         1. The Firm stands in a fiduciary relationship to its clients; consequently, all employees shall carry out their duties with utmost fidelity to the client and solely in the client's best interests. In this regard, the professional judgment of all Covered Persons shall be exercised free of all compromising influences and loyalties.

         2. Covered Persons must scrupulously avoid serving their own personal interests ahead of the interests of the Firm's clients. An employee may not induce or cause a client to take action, or not to take action for the employee's personal benefit, rather than for the benefit of the client. For example, a Covered Person would violate this Code by causing a client to purchase a Security he or she owned for the purpose of increasing the price of that Security.

         3. Covered Persons may not cause or attempt to cause any client to purchase, sell or hold any Security in a manner calculated to create any personal benefit to the Covered Person. If a Covered Person stands to benefit materially from an investment decision for a client, and the Covered Person is making or participating in the investment decision, then the Covered Person must disclose the potential benefit to independent persons with authority to make investment decisions for the client (or, if the Covered Person in question is the sole person with authority to make investment decisions for the client, to the Chief Compliance Officer). The person to whom the client reports the interest, in consultation with the Chief Compliance Officer, must determine whether or not the Covered Person will be restricted in making or participating in the investment decision.

         4. Covered Persons shall treat all information received from clients or information relating to client accounts with utmost confidentiality and shall not, without the prior written consent of the client, disclose such information to any other person except as necessary to perform their duties on behalf of the Firm or as required by law. In no case may information about a client be used for the personal benefit of any person other than the client.

         5. Covered Persons shall treat all personal information received from employees with utmost confidentiality and shall not, without the prior written consent of the employee, disclose such information to any other person except as required to perform Firm business or as required by law. In no case may information about an employee be used for the personal benefit of any person other than the employee.

         6. Covered Persons shall not use their knowledge of client portfolio transactions to profit by the market effect of such transactions. Receipt of investment opportunities, perquisites, or gifts from persons seeking business with a client could call into question the exercise of a Covered Person's independent judgment.



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         7.       No  Covered   Person  shall  take  or  receive,   directly  or
                  indirectly, any share in the profits (whether by income, appreciation, or otherwise) or losses of any client account.

         8. No Covered Person shall accept any orders or directions with respect to a client's account from any non-client source without the prior written authorization of the client.

         9. No Covered Person shall warrant or guarantee the present or future value or price of, or return on, any Securities, or that any Firm or issuer will fulfill its representations, promises or obligations.

         10. No Covered Person shall agree to purchase any security from a client's account for the Covered Person's account, the Firm's account or any other person's account. Notwithstanding this prohibition, Portfolio Managers may arrange for principal and agency cross trades for clients' accounts in accordance with law and Firm policy. For more information on such trades, see Section C. of the Firm's Policies and Procedures Manual.

         11. No Covered Person shall act, or agree to act as the personal custodian, trustee, personal representative or other fiduciary for a client or with respect to the securities, funds or other property of a client, unless expressly permitted by the Firm.

         12. No Covered Person shall lend or borrow money or securities to or from a client or a client's account.

         13. No Covered Person shall forward, or agree to forward, original confirmations, statements of account, recommendations or other communications from the Firm to a client to any address other than the client's official post office address.

         14. No Covered Person shall accept or hold in his individual name discretionary authority or a discretionary power of attorney for a client or a client's account.

         15. No Covered Person may take personal advantage of any opportunity properly belonging to any client. This includes, but is not limited to, acquiring a Beneficial Interest in a Security of limited availability without first checking with an appropriate Portfolio Manager to see if the opportunity should be exercised on behalf of a client.

         16. No Covered Person may engage in any Securities Transaction intended to raise, lower, or maintain the price of any Security or to create a false appearance of active trading.




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D.       PERSONAL SECURITIES TRANSACTIONS

         (A) Fraudulent or Deceptive Practices
             ---------------------------------

         No Covered Person shall, in connection with the purchase or sale, directly or indirectly, by such person of a security held or to be acquired by the Firm's clients:

         (1) employ any device, scheme or artifice to defraud the Firm's clients;

         (2) make to the Firm any untrue statement of a material fact or omit to the Firm a material fact necessary in order to make the statement made, in light of the circumstances under which they are made, not misleading;

         (3) engage in any act, practice or course of business which would operate as a fraud or deceit upon the Firm or the Firm's clients;

         (4)  engage in any manipulative practice with respect to the Firm;

         (5) trade while in possession of material non-public information for personal or client investment accounts, or disclosing such information to others in or outside the Adviser who have no need for this information.

         It is a violation of federal securities laws to buy or sell securities while in possession of material non-public information and illegal to communicate such information to a third party who buys or sells.

         (B) Basic Restriction on Investing Activities
             -----------------------------------------

         If a purchase or sale order is pending or under active consideration for any client, neither the same Security nor any related Security (such as an option, warrant or convertible security) may be bought or sold for any Access Person Account.

         (C) Initial Public Offerings
             ------------------------

         No Security or related Security may be acquired in an initial public offering for any Portfolio Manager or Associate Portfolio Manager or any Limited Partnership in which such manager is invested.

         (D) Blackout Period
             ---------------

         No Security or related Security may be bought or sold for the account of any Portfolio Manager or Associate Portfolio Manager during the period commencing seven (7) calendar days prior to and ending seven (7) calendar days after the initiation of a new (as opposed to a transaction necessitated by a client's cash flow) purchase or sale (or entry of an order for the purchase or sale) of that Security or any related Security for the account of any client with respect to which such person has been designated a Portfolio manager or Associate Portfolio Manager.

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         (E) Exempt Transactions
             -------------------

         Participation on an ongoing basis in an issuer's dividend reinvestment or stock purchase plan, participation in any transaction over which no Access Person had any direct or indirect influence or control and involuntary transactions (such as mergers, inheritances, gifts, etc.) are exempt from the restrictions set forth in paragraphs (A) and (C) above without case by case preclearance under paragraph (G) below.

         (F) Permitted Exceptions
             --------------------

         Purchases and sales of the following Securities are exempt from the restrictions set forth in paragraphs B and C above if such purchases and sales comply with the preclearance requirements of paragraph (G) below:

         1. Non-convertible fixed income Securities rated at least "A";

         2. Municipal Securities; and

         In addition, the exercise of rights that were received pro rata with other security holders is exempt if the pre-clearance procedures are satisfied.

         (G) Pre-Clearance of Personal Securities Transactions
             -------------------------------------------------

         No Security may be bought or sold for an Access Person  Account  unless
         (i) the Access Person obtains prior approval from the Backup Compliance Officer or, in the absence of the Backup Compliance Officer, from a Designee of the Backup Compliance Officer; (ii) the approved transaction is completed on the same day approval is received; and
         (iii) the Backup Compliance Officer does not rescind such approval prior to execution of the transaction (See paragraph I below for details of the Pre-Clearance Process.)

         (H) Private Placements
             ------------------

         The Backup Compliance Officer will not approve purchases or sale of Securities that are not publicly traded, unless the Access Person provides full details of the proposed transaction (including written certification that the investment opportunity did not arise by virtue of such person's activities on behalf of any Fund) and the Backup Compliance Officer concludes, after consultation with one or more of the relevant Portfolio Managers, that the Fund would have no foreseeable interest in investing in such Security.




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     (I) Pre-Clearance Process
         ---------------------

         1. No Securities may be purchased or sold for any Access Person Account unless the particular transaction has been approved in writing by the Backup Compliance Officer or Designee. The Backup Compliance Officer shall review, not less frequently than biweekly (once every two weeks), reports from the trading desk (or, if applicable, confirmations from brokers) to assure that all transactions effected for Access Person Accounts are effected in compliance with this Code.

         2. No Securities may be purchased or sold for any Access Person Account unless the third party broker supply the Chief Compliance Officer, on a timely basis, copies of periodic statements for all such accounts.

         3. A Trading Approval Form, attached as Exhibit B, must be completed and submitted to the Backup Compliance Officer or Designee for approval prior to entry of an order.

         4. After reviewing the proposed trade and the level of potential investment interest on behalf of the Firm in the Security in question and the Firm's restricted list, if any, the Backup Compliance Officer or Designee shall approve (or disapprove) a trading order on behalf of an Access Person as expeditiously as possible. The Backup Compliance Officer or Designee will generally approve transactions described in paragraph (F) above unless the Security in question or a related security is on the Restricted List or the Backup Compliance Officer or Designee believes for any other reason that the Access Person Account should not trade in such Security at such time.

         5. Once an Access Person's Trading Approval Form is approved, the execution must be on the same day. If the Access Person's trading order request is not approved, or is not executed on the same day it is approved, the clearance lapses although such trading order request may be resubmitted at a later date.

         6. In the absence of the Backup Compliance Officer, an Access Person may submit his or her Trading Approval Form to a Designee of the Backup Compliance Officer if the Backup Compliance Officer in his sole discretion wishes to appoint one. Trading Approval for the Backup Compliance Officer must be obtained from a designated supervisory person of the Backup Compliance Officer. In no case will can a trade be executed prior to receiving a signed Trading Approval Form.

         7. The Chief Compliance Officer shall review all Trading Approval Forms, all initial, quarterly and annual disclosure certifications and the trading activities on behalf of the Firm with a view to ensuring that all Covered Persons are complying with the spirit as well as the detailed requirements of this Code.


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E.       REPORTING AND ADDITIONAL COMPLIANCE PROCEDURES

         (A) Every Covered Person must submit a report (a form of which is appended as Exhibit C) containing the information set forth in paragraph (B) below with respect to transactions in any Security in which such Covered Person has or by reason of such transactions acquires, any direct or indirect beneficial ownership (as defined in Exhibit D) in the Security; provided, however, that:

         1. a Covered Person need not make a report with respect to any transaction effected for any account over which such person does not have any direct or indirect influence or control; and

         2. a Covered Person will be deemed to have complied with the requirements of this Article IV insofar as the Chief Compliance Officer receives in a timely fashion duplicate monthly or quarterly brokerage statements on which all transactions required to be reported hereunder are described.

         (B) A Covered Person must submit the report required by this Article to the Chief Compliance Officer no later than 10 days after the end of the calendar quarter in which the transaction to which the report relates was effected. A report must contain the following information:

         1. The date of the transaction, the title and number of shares and the principal amount of each Security involved;

         2. The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

         3.    The price at which the transaction was effected; and

         4. The name of the broker, dealer or bank with or through whom the transaction was effected.

         (C)   Any report  submitted  to comply  with the  requirements  of this
               Article IV may contain a statement that the report shall not be construed as an admission by the person making such report that he has any direct or indirect benefit ownership in the Security to which the report relates.

         (D) Upon commencement of employment with the Firm each Access Person shall be required to disclose all current personal Securities holdings contained in any Access Person Account in which such Access Person has an interest.


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         (E)   Annually  each Covered  Person must certify on a report (the form of which is appended as Exhibit E) that he has read and understood the Code and recognizes that he is subject to such Code. In addition, annually each Covered Person must certify that he has disclosed or reported all personal Securities transactions required to be disclosed or reported under the Code and that he is not subject to any regulatory disability.

         (F) At least annually (or quarterly in the case of Items 3 and 4 below), the Firm shall report to the Management Committee of the Firm:

         1. All existing procedures concerning Covered Persons' personal trading activities and reporting requirements and any procedural changes made during the past year;

         2. Any recommended changes to the Firm's Codes of Ethics or procedures;

         3. A summary of any violations of this Code which occurred during the past quarter and the nature of any remedial action taken; and

         4. Any exceptions to any provisions of this Code of Ethics as determined under Article VI below.

         (G) The Compliance Officer shall notify each employee of any of the Firm and Affiliates of the Firm as to whether such person is considered to be an Access Person or Covered Person.

F.       SANCTIONS

         Upon discovering that a Covered Person has not complied with the requirements of this Code, the Management Committee may impose whatever sanctions within its power the Committee deems appropriate, including, among other things, recommendations of disgorgement of profit, censure, suspension or termination of employment. Material violations of requirements of this Code by employees of Covered Persons and any sanctions imposed in connection therewith shall be reported not less frequently than quarterly to the Management Committee.

G.       EXCEPTIONS

         The Compliance Committee of the Firm reserves the right to decide, on a case-by-case basis, exceptions to any provisions under this Code. Any exceptions made hereunder will be maintained in writing by the Compliance Committee and presented to the Management Committee at its next scheduled meeting.






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H.       PROHIBITIONS ON INSIDER TRADING

         The Insider Trading and Securities Fraud Enforcement Act of 1988 imposes stiff criminal and civil penalties upon persons who trade while in possession of "inside information" or who communicate such information to others in connection with a securities transaction.

      1. What Constitutes Insider Trading
         --------------------------------

         "Inside information" is defined as material nonpublic information about an issuer or security. Such information typically originates from an "insider" of the issuer, such as an officer, director, or controlling shareholder.^1 However, insider trading prohibitions also extend to trading while in possession of certain "market information." "Market information" is material nonpublic information which affects the market for an issuer's securities but which comes from sources outside the issuer. A typical example of market information is knowledge of an impending tender offer.

         In order to assess whether a particular situation runs afoul of the prohibition against insider trading, keep in mind the following:

         Information is deemed "material" if there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions. Among the types of information which should be deemed to be material is information relating to:

         (a)   increases or decreases in dividends;

         (b)   declarations of stock splits and stock dividends;

         (c) financial announcements including periodic results and forecasts, especially earnings releases and estimates of earnings;

         (d)   changes in previously disclosed financial information;

         (e)   mergers, acquisitions or takeovers;

         (f)   proposed issuances of new securities;

         (g)   significant changes in operation;

         (h) significant increases or declines in backlog orders or the award or loss of a significant contract;


_____________________
        ^1 Certain outsiders who work for the corporation such as investment bankers, lawyers or accountants can also be deemed to be "insiders" under some circumstances.

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         (i)      significant  new  products  to be  introduced  or  significant discoveries of oil and gas, minerals or the like;

         (j)      extraordinary borrowings;

         (k)      major litigation (civil or criminal);

         (l)      financial liquidity problems;

         (m)      significant changes in management;

         (n)      the purchase or sale of substantial assets; and

         (o)      significant regulatory actions.

         Information is considered "nonpublic" if it has not been released through appropriate public media in such a way as to achieve a broad dissemination to the investing public generally, without favoring any special person or group. Unfortunately, the question of publicity is very fact-specific; there are no hard and fast rules.

         In the past, information has been deemed to be publicly disclosed if it was given to the Dow Jones Broad Tape, Reuters Financial Report, the Associated Press, United Press International, or one or more newspapers of general circulation in the New York City area.

         On the other hand, public dissemination is not accomplished by disclosure to a select group of analysts, broker-dealers and market makers; or via a telephone call-in service for investors. Note that there also is authority that disclosure to Standard and Poor's and Moody's alone may not suffice.

         The selective disclosure of material nonpublic information by corporate insiders may lead to violations by an outsider (Dalton, Greiner, for example) of ss.10 (b) of the Securities Exchange Act of 1934 and Rule 10 (b) 5) thereunder under the following conditions:

         - the insider intentionally breached a duty of confidentiality owed to the issuer's shareholders;

         - the insider received some personal benefit from this breach, either by way of pecuniary gain or a reputational benefit that could translate into future earnings;

         - the outsider knew or should have known that the insider breached a duty by disclosing the information; and

         - the outsider acts with scienter -- i.e., a mental state showing an intent to deceive, manipulate or defraud.


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         An outsider  might also run afoul of the  prohibition  against  insider trading under a "misappropriation" theory. This theory applies to those who trade on information they have taken in breach of some fiduciary duty, even though that may not be a duty to the issuer's shareholders. An example of this would be a newspaper reporter who misappropriates information he has received in the course of his job writing articles for his employer, and then trades before that information becomes public. Another example would be an employee of an investment adviser who trades while in possession of material, nonpublic information he learns in the course of his advisory duties.


















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I.       CONFLICTS OF INTEREST

         Covered Persons must act in the best interests of the Firm. A "conflict of interest" may occur when a person's personal interests interfere with, or appear to interfere with, the interests of the Firm, its member or its clients. Similarly, a conflict of interest may also occur when a person's personal interests interfere with that person's ability to objectively and effectively perform his or her services for the Firm. The overarching conflicts of interest principle is that the personal interests of a Covered Person must not be placed improperly before the interests of the Firm, its members or its clients. In adhering to this principle, Covered Persons:

                  o        may   not  use   personal   influence   or   personal
                           relationships   improperly  to  influence   financial
                           reporting by the Firm;

                  o may not improperly cause the Firm to take action, or fail to take action, for the personal benefit of the Covered Person rather than for the benefit of the Firm;

                  o may not improperly use their positions with the Firm, or information that belongs to the Firm or its clients, for personal gain;

                  o may not bind the Firm to any agreement or arrangement with an entity in which the Covered Person, directly or through family members, has any material economic interest;

                  o must disclose to his or her department management or Chief Compliance Officer any situation of which they become aware in which the Firm is entering into an arrangement or agreement with an entity in which the Covered Person, directly or through family members, has any material economic interest; and

                  o should avoid any activities, interests or associations outside the Firm that could impair their ability to perform their work for the Firm objectively and effectively, or that could give the appearance of interfering with their responsibilities on behalf of the Firm.

         Although it is not possible to foresee every potential conflict of interest that may arise, Covered Persons must be sensitive to actual or potential conflicts and bring them to the attention of management of their department, and management should solicit the advice of the Firm's Compliance Department when confronted with the conflict of interest issues. Wherever possible, situations in which a conflict of interest exists, or appears to exist, should be avoided. Where conflicts or interest cannot be avoided, they must be disclosed to management and handled in an ethical way as to avoid any perception of impropriety.


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J.       GENERAL BUSINESS PRACTICES

         1. No employee shall directly or indirectly authorize or pay any rebate, bonus, fee or other consideration, to any person for business sought or procured or to any official of any governmental or regulatory body except as expressly authorized by the Firm. The conditions under which Dalton, Greiner may pay cash fees for client referrals are generally described in Section A.2. of the Firm's Policies and Procedures Manual.

         2. No employee shall be a director, officer, employee or agent of any company or person supplying goods or services to any client of the Firm; nor shall any employee own or hold any Securities issued by any such company in excess of 1% of its outstanding shares except as permitted by the Chief Compliance Officer or otherwise in accordance with this Code.

         3. No Portfolio Manager employee or Assistant Portfolio Manager commence service on the Board of Directors of a publicly-held company or any company in which the Firm has an interest without prior written authorization from the Backup Compliance Officer based upon a determination the Board service would not be inconsistent with the interests of the Firm. (See Exhibit A.)

         4. Employees will, in the course of their employment, receive confidential information, including the recommendations and investment advice developed for clients, which is proprietary to the Firm. No employee shall disclose any such confidential or proprietary information except in the course of regular performance of such employee's duties.

         5. No employee shall render investment advice for compensation to any person other than a client of the Firm and then only in the normal course of the performance of his or her duties as an employee of the Firm without the written approval of the Chief Compliance Officer.

         6. No employee shall take any action inconsistent with the maintenance and retention of books, records and accounts which accurately and fairly reflect financial transactions undertaken on behalf of the Firm or a client. No employee shall make or cause to be made any false or misleading entry or record in the books, records or accounts of the Firm or a client. In all cases, except upon the written authorization of the Chief Compliance Officer, all transactions, whether for the Firm or a client, shall be executed and recorded in accordance with established procedures, which are designed to comply with applicable law. (See Section I of Policies Procedures Manual for information regarding the Firm's recordkeeping obligations.)




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         7.       No employee  may solicit or accept  gifts or  gratuities  from clients, brokers, vendors or other persons in connection with the employee's activities at or on behalf of the Firm. Notwithstanding the foregoing general prohibition, an employee may accept gifts of a nominal value (i.e., gifts whose reasonable value is no more than $100 per year); customary business meals; entertainment (e.g., sporting events); and promotional items (e.g., pens, mugs, T-shirts). If an employee receives any gift that might be prohibited under this Code, the employee must return the gift and inform the Chief Compliance Officer.

         8. No Access Person or the Firm shall make contributions to the political campaigns affiliated with clients of the Firm. Nor shall Access Persons or the Firm respond to other solicitations which are likely to influence future business of the Firm.

K.       FAIR DEALING

         It is the Firm's policy to compete aggressively in each business in which it is engaged, but to compete ethically, fairly and honestly. The Firm seeks to succeed through superior performance, service, diligence, effort and knowledge, not through unfair advantage. To this end, the Firm is committed to dealing fairly with its clients, customers, vendors, competitors and employees. No Covered Person may take unfair advantage of any other person or business through any unfair business practice, including through improper coercion, manipulation, concealment, abuse of privileged information or misrepresentation of material fact.

L.       SAFEGUARDING ASSETS AND PROPERTY

         The Firm's assets and properties represent a key portion of the Firm's value as an enterprise and are very important to the Firm's ability to conduct its business. The Firm's assets and properties include both physical assets such as cash, securities, physical property and equipment and intangible assets such as business strategies and plans, intellectual property, services and products. Each Covered Person is responsible for safeguarding the Firm's assets and properties that under his or her control. Theft of, or fraudulently obtaining Firm assets or property is misappropriation of Firm assets or property should be reported to the Firm's management or Compliance Department immediately for investigation. Furthermore, except where permitted by the Firm, Covered Persons should not use Firm assets for their personal benefit. In addition to protecting the Firm's assets and property from theft or misuse, Covered Persons should be careful not to needlessly waste any Firm asset or property.

         As part of it business, the Firm routinely comes into possession of property of clients, vendors and other third parties. It is vitally important to the Firm's business and reputation that all client property that comes into the Firm's possession is protected and maintained. Each Covered Person is responsible for safeguarding the properties, belonging to clients, vendors and other third parties, that are under his or her control.


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


M.       ACCURACY OF BOOKS AND RECORDS

         The Firm is a registered investment adviser with the Securities and Exchange Commission (the "SEC"). As such, the Firm is subject to numerous regulations regarding its books and business records. These regulations require that the Firm maintain accurate and complete business records, books and data that reflect in a timely manner every business transaction involving the Firm. Each Covered Person is responsible to ensure the accuracy and completeness of any business information, reports and records under his or her control. No Covered Person may intentionally make false or misleading entries in any of the Firm's books and records.

         The Firm is an affiliate of Boston Private Financial Holdings ("BPFH") whose securities are publicly traded on the NASDAQ or in other public markets. In providing information to be included in BPFH's books and records, Covered Persons must be candid and accurate. Maintaining accurate books and records is the first step in ensuring that BPFH's financial statements are prepared in accordance with generally accepted principles and fairly present, in all material respects, the financial condition and results of operations of the Firm.

N.       ACCURATE PUBLIC DISCLOSURE AND REPORTING

         There are a number of laws and regulations that require companies that are both a federally registered adviser and an affiliate of a publicly traded company (Boston Private Financial Holdings, Inc.) to communicate and report accurate and honest information to members, stockholders, clients and regulators. It is imperative that the Firm refrain from fraudulent or misleading public reporting, that could cause severe damage to the reputation of the Firm and its Members, and could result in civil and criminal penalties to the Firm, its Members, the individuals involved and/or all parties. Therefore each Covered Person who is involved in the preparation or review of materials that are disseminated to the public must use caution to ensure that the information in the materials is truthful and accurate in all material respects. No Covered Person may knowingly misrepresent, or knowingly cause others to misrepresent, facts about the Firm and its Members in communications with the public. If a Covered Person becomes aware of any materially inaccurate or misleading statement in a public communication from the Firm, he or she should report it immediately to the Firm's Chief Compliance Officer. If the Firm does not respond to the report in a timely manner, or if the Covered Person believes that reporting it to the Chief Compliance Officer would be futile, the Covered Person should report it to the Chairman of the Firm's Board of Directors.

         As part of the foregoing requirement, the Chief Executive Officer and Chief Financial Officer (the "Covered Officers") must comply with the following:

                  o Covered Officers must be generally aware of the disclosure requirements applicable to the Firm as an affiliate of Boston Private under the Securities Act of 1933 and the Securities Exchange Act of 1934; and


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


                  o Covered Officers may not knowingly misrepresent, or knowingly cause others to misrepresent, facts about Boston Private in disclosure reports filed with, or furnished to, the Securities and Exchange Commission (the "SEC") or to other governmental regulators and self-regulatory organizations; and

                  o Each Covered Officer should, to extent appropriate within his or her area of responsibility, consult with other officers and employees of the Firm with the goal of promoting full, fair, accurate, timely and understandable disclosure in the reports and documents the Firm files with, or submits to, the SEC and in other public communications made by Boston Private.

O.       TREATMENT OF OTHERS

         Covered Persons must treat all persons with whom they come into contact, including other employees, clients and suppliers, fairly and with respect. Each employee should be able to work in an environment that promotes equal employment opportunities and prohibits discriminatory practices, including harassment. Therefore, the Firm expects that all relationships among persons in the workplace will be professional and free of bias, harassment or violence. Covered Persons who violate laws or Firm policies requiring fairness and respectful treatment of others are subject to disciplinary action by the Firm and, potentially, civil or criminal liability.

         The Firm is committed to the diversity of its workplace in order to help achieve growth and success for the organization. The Firm strives to provide an environment that promotes respect, integrity, teamwork, achievement and acceptance regardless of race, gender, age, national origin, or any other factor that makes people unique. While all representatives of the Firm share the common goal of responsiveness to clients and each other, at the same time they should embrace and value the differences in employees.

P.       FRATERNIZATION

         Fraternization occurs when two employees are involved in an intimate or dating relationship.

         The Firm respects the privacy of its employees. However, as a result of the public profile of our Firm and our concern that fraternization among employees could result in allegations of sexual harassment, it is the policy of the Firm to discourage fraternization among employees, their Supervisors, and co-workers.

         The Firm further believes that, due to our small number of employees, fraternization could lead to allegations of favoritism, adversely affect the morale and professionalism of the work environment, and otherwise disrupt the workplace if a personal relationship ends on a bitter note.

         Employees who become involved in an intimate relationship must notify the Management Committee and one of the employees must then tender

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


         their written resignation. The employees involved in the relationship should determine who is going to tender his/her resignation. The Management Committee may then, at its discretion, determine whether or not to accept the resignation. Failure to report such a relationship to the Management Committee is grounds for termination for cause.

Q.       COMPLIANCE WITH THE CODE OF ETHICS

         1.       Code of Ethics Review

         Each Covered Person is required to ensure his or her own compliance with this Code. Covered Persons are expected to use good judgment in recognizing situations where a violation of this Code may occur and ensuring that no violation occurs. In situations where it is unclear whether this Code applies, Covered Persons are expected to ask questions of their manager or supervisors or the Firm's Compliance Department.

         a. All Violations of the Code must be promptly reported to the Chief Compliance Officer.

         b. Investigating Violations of the Code. The Chief Compliance Officer is responsible for investigating any suspected violation of the Code and shall report the results of each investigation to the Firm's Management Committee and Board of Directors. The Committee and Board shall review the results of any investigation of any reported or suspected violation of the Code.

         c. Annual Review. The Firm's Management Committee and Board of Directors will review the Code at least once a year, in light of legal and business developments and experience in implementing the Code.

         2.       Remedies

         a. Sanctions. If the Firm's Management Committee determines that an employee has committed a violation of the Code, the Committee may impose sanctions and take other actions as it deems appropriate, including a letter of caution or warning, suspension of personal trading rights, suspension of employment (with or without compensation), fine, civil referral to the Securities and Exchange Commission, criminal referral, and termination of the employment of the violator for cause. The Committee may also require the employee to reverse the trade(s) in question and forfeit any profit or absorb any loss derived there from. The amount of profit shall be calculated by the Committee and shall be forwarded to a charitable organization selected it.

         b. Sole Authority. The Management Committee has sole authority to determine the remedy for any violation of the Code, including appropriate disposition of any monies forfeited pursuant to this provision. Failure to promptly abide by a directive to reverse a trade or forfeit profits may result in the imposition of additional sanctions.

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


         3. Exceptions to the Code. Although exceptions to the Code will rarely, if ever, be granted, the Chief Compliance Officer may grant exceptions to the requirements of the Code on a case-by-case basis, if the Chief Compliance Officer finds that the proposed conduct involves negligible opportunity for abuse. All such exceptions must be in writing and must be reported as soon as practicable to the Board of Directors.

         4. Compliance Certification. Upon becoming employed by the Firm each employee is required to certify, in writing, that he or she has read and understands the Code and will comply with its requirements (Exhibit E). Annually thereafter or in the case of any material amendments to the Code, all employees are required to certify, in writing, that they have read and understand the Code, that they have complied with the requirements of the Code, and that they have reported all Securities Transactions required to be disclosed or reported pursuant to the requirements of the Code (Exhibit E).

         5. Disciplinary History. Upon becoming associated with the Firm, every employee shall be obligated to provide the Chief Compliance Officer with information regarding his or her disciplinary history. Employees also shall be obligated to keep this information up-to-date at all times and to report promptly to the Chief Compliance Officer any disciplinary actions or investment related litigation or arbitrations to which they might become subject.

                  No officer, director or employee of the Firm may retaliate in any fashion against any Covered Person who reports a suspected or actual violation of this Code in good faith.

R.       RECORDKEEPING

         The Firm is required under 204-2(a)(12) to keep copies of their codes of ethics, records of violations of the code and actions taken as a result of the violations, and copies of employees written acknowledgement of receipt of the code.

S.       FORM ADV PART II DISCLOSURE

         The Firm is required  to  describe  their codes of ethics to clients in
         Part II of their Form ADV and, upon request, to furnish clients with a copy of the code of ethics.

T.       DEFINITIONS

         When used in this Code of Ethics, the following terms have the meanings set forth below:

         "Access Persons" means the persons described in items (A)2 and (A)3 above.

         "Access Person Account" includes all advisory, brokerage, trust or other accounts or forms of direct beneficial ownership in which one or

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


         more Access Person and/or one or more members of an Access Person's Immediate Family have a substantial proportionate economic interest. Immediate Family includes an Access Person's spouse and minor children living with the Access Person. A substantial proportionate economic interest will generally be 10% of the principal amount in the case of an account in which only one Access Person has an interest and 25% of the principal amount in the case of an account in which more than one Access Person has an interest, whichever is first applicable. Investment partnerships and similar indirect means of ownership are also included.

         As an exception, accounts in which one or more Access Persons and/or their immediate family have a substantial proportionate interest which are maintained with persons who have no affiliation with the Firm or Affiliates of the Firm and with respect to which no Access Person has, in the judgment of the Compliance Officer after reviewing the terms and circumstances, any direct or indirect influence or control over the investment or portfolio execution process are not Access Person Accounts.

         "Affiliates of the Firm" means any entity controlled by the Firm or under common control with the Firm.

         "Associate Portfolio Managers" means Access Persons who are engaged in securities research and analysis for the Firm's clients or are responsible for investment recommendations for the Firm's clients but who are not particularly responsible for investment decisions with respect to any of the Firm's clients.

         "Back-up Compliance Officer" means the back-up compliance officer of the Firm identified in Exhibit F, or his or her Designee.

         "Beneficial Interest" means the opportunity, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, to profit, or share in any profit derived from, a transaction in the subject Securities.

         A person is deemed to have a Beneficial Interest in the following:

         1.       any Security owned individually by the person;

         2. any Security owned jointly by the person with others (for example, joint accounts, spousal accounts, UTMA accounts, partnerships, trusts and controlling interests in corporations); and

         3. any Security in which a member of the person's Immediate Family has a Beneficial Interest if:

               (a) the Security is held in an account over which the person has decision making authority (for example, the person acts as trustee, executor, or guardian); or

               (b) the Security is held in an account for which the person acts as a broker or investment adviser representative.

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         In addition,  a person is presumed to have a Beneficial Interest in any
         Security in which a member of the person's Immediate Family has a Beneficial Interest if the Immediate Family member resides in the same household as the person. This presumption may be rebutted if the person is able to provide the Compliance Officer with satisfactory assurances that the person has no material Beneficial Interest in the Security and exercises no control over investment decisions made regarding the Security.

         Any uncertainty as to whether any person has a Beneficial Interest in a Security should be brought to the Compliance Officer's attention. Such questions will be resolved in accordance with, and this definition shall be subject to, the definition of "beneficial owner" found in Rules 16a-1 (a) (2) and (5) promulgated under the Securities Exchange Act of 1934, as amended.

         "Code" means this Code of Ethics, as in effect from time to time.

         "Chief Compliance Officer" means the chief compliance officer of the Firm identified in Exhibit F of the Code as required by Rule 204A-1 of the Investment Advisers Act of 1940, or his or her Designee.

         "Covered Person" means the Firm, the Access Persons and the persons described in item (A)4 above.

         "Designee" means the designee of the backup or chief compliance officer of the Firm identified in Exhibit F of the Code.

         "Equivalent Security" means Security issued by the same entity as the issuer of a subject Security, including options, rights, stock appreciation rights, warrants, preferred stock, restricted stock, phantom stock, bonds, and other obligations of that company or security otherwise convertible into that security. Options on securities are included even if, technically, they are issued by the Options Clearing Corporation or a similar entity.

         "Immediate Family" of an employee means any of the following persons:

             child                    grandparent              son-in-law
             stepchild                spouse                   daughter-in-law
             grandchild               sibling                  brother-in-law
             parent                   mother-in-law            sister-in-law
             stepparent               father-in-law

         Immediate Family includes adoptive relationships and other relationships (whether or not recognized by law) that the Backup Compliance Officer determines could lead to the possible conflicts of interests, diversions of corporate opportunity, or appearances of impropriety which this Code is intended to prevent.

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


         "Member" means Boston Private Financial Holdings, Inc. pursuant to the Operating Agreement of Dalton, Greiner, Hartman, Maher & Co., LLC.

         "Portfolio   Manager"   means  Access   Persons  who  are   principally
         responsible for investment decisions with respect to any of the Firm's clients.

         "Securities Transaction" means a purchase or sale of Securities in which a person has or acquires a Beneficial Interest.

         "Security" includes stock, notes, bonds, debentures, and other evidences of indebtedness (including loan participation's and assignments), limited partnership interests, investment contracts, and all derivative instruments of the foregoing, such as options and warrants. "Security" does not include futures or options on futures, but the purchase and sale of such instruments are nevertheless subject to the reporting requirements of the Code.

         Any trading errors that occur in managed accounts must be corrected at the expense of the Firm or the broker or other party responsible for the error. Under no circumstances are such costs to be charged to the managed account. Any gains resulting from trading errors that occur in managed accounts after trade settlement shall accrue to the client.


















24 of 32                                          Revised:  December 28, 2006

U.       EXHIBITS TO THE CODE

         The Exhibits to the Code are attached to and are a part of the Code. The Exhibits include the following:

              Exhibit A.   List of Directorships
                           ---------------------

              Exhibit B.   Pre-Clearance Trading Approval Form
                           -----------------------------------

              Exhibit C.   Transaction Report
                           ------------------

              Exhibit D.   Beneficial Ownership
                           --------------------

              Exhibit E.   Annual Certification of Compliance with  the  Code of
                           ----------------------------------------------------
                           Ethics
                           ------

              Exhibit F.   Contact Persons
                           ---------------










25 of 32                                          Revised:  December 28, 2006

                                    EXHIBIT A

                              LIST OF DIRECTORSHIPS

1.       Directorships and Other Positions in Business Organizations, Other Than
         -----------------------------------------------------------------------
 Dalton, Greiner, Hartman, Maher & Co., LLC.
 -------------------------------------------

The following is a list of all directorships and other positions that I hold, and all directorships and other positions that I have held at any time since the beginning of my employment with Dalton, Greiner, Hartman, Maher & Co., LLC in business organizations, partnerships, proprietorships and trusts. (Please state "None", if applicable.

                                        Prinicpal          Period During
                      Name of           Business of        Which Position
   Position         Organization        Organization       Has Been Held
   --------         ------------        ------------        ------------










2.       Directorship and Other Positions in Charitable and
         --------------------------------------------------
         Educational Organizations
         -------------------------

The following is a list of all directorships and other positions that I hold, and all directorships and other positions that I have held at any time since the beginning of my employment with Dalton, Greiner, Hartman, Maher & Co., LLC in charitable and educational organizations. (Please state "None", if applicable).

                                        Prinicpal          Period During
                      Name of           Business of        Which Position
   Position         Organization        Organization       Has Been Held
   --------         ------------        ------------        ------------







26 of 32                                          Revised:  December 28, 2006

                                  EXHIBIT B



                       PRE-CLEARANCE TRADING APPROVAL FORM
                       ------------------------------------

I,  ___________________________________________________  (name),  am  an  Access
Person and seek pre-clearance to engage in the transaction described below:


Acquisition or Disposition (circle one)

Name of Account:  ____________________________________________

Account Number:   ____________________________________________

Date of Request:  ____________________________________________

Security:         ____________________________________________

Amount or # of Shares: _______________________________________

Broker:           ____________________________________________

If the transaction involves a Security that is not publicly traded, a description of proposed transaction, source of investment opportunity and any potential conflicts of interest:




I hereby certify that, to the best of my knowledge, the transaction described herein is not prohibited by the Firm's Code of Ethics dated December 28, 2006 opportunity to engage in the transaction did not arise by virtue of my activities on behalf of any Client.

Signature: ______________________________________
Print Name:

Approved or Disapproved (Circle One)

Date of Approval:

Signature: ______________________________________
Print Name:

If approval is granted, please forward this form to the trading desk (or if a third party broker is permitted, to the Backup Compliance Officer) for immediate execution.


27 of 32                                          Revised:  December 28, 2006

                                    EXHIBIT C




                               TRANSACTION REPORT


Report Submitted by: _____________________________________________________
                                   Print Your Name
                                   _______________

This transaction report (the "Report") is submitted pursuant to Section IV(B) of the Code of Ethics of the Firm and supplies information with respect to transactions in any Security in which you may be deemed to have, or by reason of such transaction acquire, any direct or indirect beneficial ownership interest for the period specified below. If you were not employed by us during this entire period, amend the dates specified below to cover your period of employment.

Unless the context otherwise requires, all terms used in the Report shall have the same meaning as set forth in the Code of Ethics dated December 28, 2006.

If you have no reportable transactions, sign and return this page only. If you have reportable transactions, complete, sign and return page 2 and any attachments.
--------------------------------------------------------------------------------
I HAD NO REPORTABLE SECURITIES TRANSACTIONS DURING THE PERIOD __________, 200_ THROUGH _________, 200_. I CERTIFY THAT I AM FULLY FAMILIAR WITH THE CODE OF ETHICS AND THAT TO THE BEST OF MY KNOWLEDGE THE INFORMATION FURNISHED IN THIS REPORT IS TRUE AND CORRECT.

Signature
__________________________________

Position
__________________________________

Date
__________________________________





28 of 32                                          Revised:  December 28, 2006

                               TRANSACTION REPORT


Report Submitted by:__________________________________________________________
                                  Print Your Name
                                  _______________

The following table supplies the information required by Section IV(B) of the Code of Ethics dated December 28, 2006 specified below. Transactions reported on brokerage statements or duplicate confirmations actually received by the Compliance Officer do not have to be listed although it is your responsibility to make sure that such statements or confirmations are complete and have been received in a timely fashion.


Securities     Date of      Whether         Quantity of     Price Per        Name of the         Nature of
 (Name       Transaction    Purchase,       Securities      Share or         Broker/Dealer       Ownership of
 and         -----------    Sale, Short     ----------      Other Unit       with or through     Securities
 Symbol)                    Sale, or Other                  ----------         whom the          -----------
 ------                     Type of                                          Transaction
                            Disposition                                      was Effected
                            or                                               ------------
                            Acquisition
                            ------------



To the extent specified above, I hereby disclaim beneficial ownership of any security listed in this Report or in brokerage statements or transaction confirmations provided by you.
-  -  - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
I CERTIFY THAT I AM FULLY FAMILIAR WITH THE CODE OF ETHICS AND THAT TO THE BEST OF MY KNOWLEDGE THE INFORMATION FURNISHED IN THIS REPORT IS TRUE AND CORRECT FOR THE PERIOD OF __________, ____ THROUGH _______, ___.


Signature  _________________________     Date_______________________

Position   _________________________

29 of 32                                          Revised:  December 28, 2006

                                    EXHIBIT D

                              BENEFICIAL OWNERSHIP
                              --------------------

For purposes of the attached Code of Ethics, "beneficial ownership" shall be interpreted in the same manner as it would be in determining whether a person is subject to the provisions of Section 16 of the Securities Exchange Act of 1934 and the rules and regulations thereunder, except the determination of direct or indirect beneficial ownership shall apply to all securities that a Covered Person has or acquires. The term "beneficial ownership" of securities would include not only ownership of securities held by a Covered Person for his own benefit, whether in bearer form or registered in his name or otherwise, but also ownership of securities held for his benefit by others (regardless of whether or how they are registered) such as custodians, brokers, executors, administrators, or trustees (including trusts in which he has only a remainder interest), and securities held for his account by pledges, securities owned by a partnership in which he is a member if he may exercise a controlling influence over the purchase, sale of voting of such securities, and securities owned by any corporation or similar entry in which he owns securities if the shareholder is a controlling shareholder of the entity and has or shares investment control over the entity's portfolio.

Ordinarily, this term would not include securities held by executors or administrators in estates in which a Covered Person is a legatee or beneficiary unless there is a specified legacy to such person of such securities or such person is the sole legatee or beneficiary and there are other assets in the estate sufficient to pay debts ranking ahead of such legacy, or the securities are held in the estate more than a year after the decedent's death.

Securities held in the name of another should be considered as "beneficially" owned by a Covered Person where such person enjoys "financial benefits substantially equivalent to ownership." The Securities and Exchange Commission has said that although the final determination of beneficial ownership is a question to be determined in the light of the facts of the particular case, generally a person is regarded as the beneficial owner of securities held in the name of his or her spouse and their minor children. Absent special circumstances such relationship ordinarily results in such person obtaining financial benefits substantially equivalent to ownership, e.g., application of the income derived from such securities to maintain a common home, or to meet expenses that such person otherwise would meet from other sources, or the ability to exercises a controlling influence over the purchase, sale or voting of such securities.

A Covered Person also may be regarded as the beneficial owner of securities held in the name of another person, if by reason of any contract, understanding, relationship, agreement, or other agreement, he obtains therefrom financial benefits substantially equivalent to those of ownership.

A Covered Person also is regarded as the beneficial owner of securities held in the name of a spouse, minor children or other person, even though he does not obtain therefrom the aforementioned benefits of ownership, if he can vest or revest title in himself at once or at some future time.


30 of 32                                          Revised:  December 28, 2006

                                    EXHIBIT E




                     ANNUAL CERTIFICATION OF CODE OF ETHICS
                     --------------------------------------


         A. I (a Covered Person) hereby certify that I have read and understood the Code of Ethics dated December 28, 2006 that I am subject to its provisions. In addition, I hereby certify that I have complied with the requirements of the Code of Ethics and that I have disclosed or reported all personal Securities transactions required to be disclosed or reported under the Code of Ethics;

         B. Within the last ten years there have been no complaints or disciplinary actions filed against me by any regulated securities or commodities exchange, any self-regulatory securities or commodities organization, any attorney general, or any governmental office or agency regulating insurance securities, commodities or financial transactions in the United States, in any state of the United States, or in any other country;

         C. I have not within the last ten years been convicted of or acknowledged commission of any felony or misdemeanor arising out of my conduct as an employee, salesperson, officer, director, insurance agent, broker, dealer, underwriter, investment manager or investment advisor; and

         D.       I have not been denied  permission  or  otherwise  enjoined by order, judgment or decree of any court of competent jurisdiction, regulated securities or commodities exchange, self-regulatory securities or commodities organization or other federal or state regulatory authority from acting as an investment advisor, securities or commodities broker or dealer, commodity pool operator or trading advisor or as an affiliated person or employee of any investment company, bank, insurance company or commodity broker, dealer, pool operator or trading advisor, or from engaging in or continuing any conduct or practice in connection with any such activity or the purchase or sale of any security.


                  Print Name:  _______________________________________

                  Signature:   _______________________________________

                  Date:        _______________________________________




31 of 32                                          Revised:  December 28, 2006

                                    EXHIBIT F


                                  CONTACT PERSONS


CHIEF COMPLIANCE OFFICER:          Thomas F. Gibson

BACK-UP COMPLIANCE OFFICER:        Kenneth J. Greiner

DESIGNEE:                          Bruce H. Geller

DESIGNEE:                          Jeffrey C. Baker















32 of 32                                          Revised:  December 28, 2006